Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2010 Omnibus Equity Incentive Plan of SeaCube Container Leasing Ltd. of our report dated dated March 29, 2010, with respect to the consolidated financial statements of Interpool Limited included in the Registration Statement (Form S-1 No. 333-165752) and related Prospectus of SeaCube Container Leasing Ltd. for the registration of its common shares, filed with the Securities and Exchange Commission on October 22, 2010.

/s/ Ernst & Young LLP

MetroPark, New Jersey

October 27, 2010